UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 20, 2013

REAL GOODS SOLAR, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	001-34044	26-1851813
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

833 W. South Boulder Road, Louisville, CO 80027-2452

(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code: (303) 222-8400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 20, 2013, Real Goods Solar, Inc. (the “Company”) closed its previously announced underwritten public offering (the “Offering”) of an aggregate of 5,900,000 units (the “Units”), consisting of (i) one share of the Company’s Class A common stock, $0.0001 par value per share (the “Common Stock”), and (ii) one warrant to purchase 0.85 share of Common Stock (the “Warrants”). The Units were sold at a public offering price of $3.40 per Unit, the closing market price of the Common Stock on November 14, 2013. The Warrants and the shares of Common Stock issued as part of the Units (the “Common Shares”) were issued pursuant to an effective registration statement on Form S-3 (Registration No. 333-190050). The shares of Common Stock underlying the Warrants are not registered under the Securities Act of 1933, as amended. Cowen and Company acted as the sole underwriter of the Offering (the “Underwriter”).

The Underwriter purchased the Units at a 6% discount to the public offering price for the Units, for an aggregate discount of approximately $1.2 million. The Company received net proceeds of approximately $18.4 million in the offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company associated with the Offering.

The Warrants are exercisable at an exercise price of $3.41 at any time on or after the one year anniversary of their original issuance and at any time up to the date that is five and one-half years after the date of their original issuance. If all Warrants are exercised for cash, the Company would receive additional gross proceeds of approximately $17.0 million. The exercise price of the Warrants is subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting Common Stock.

The Company has agreed to file a registration statement covering the issuance of the Warrant Shares and to cause such registration statement to be declared effective prior to the time the Warrants become exercisable and to remain effective through the earlier of (i) the expiration date of the Warrants and (ii) the date on which all of the Warrants shall have been exercised in full. If a registration statement registering the issuance of the shares of Common Stock underlying the Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, if the holder, in its sole discretion, elects to exercise a Warrant, the holder shall do so through a cashless exercise, in which case the holder would receive upon such exercise the “net number” of shares of Common Stock determined according to the formula set forth in the Warrant.

The Warrants were issued in physical form separately from the Common Stock included in the Units and may be transferred separately immediately thereafter. The Warrants are not listed on any national securities exchange or other trading market, and no trading market for the Warrants is expected to develop.

This description of the Warrants is qualified in its entirety by reference to the form of Warrant, which is attached hereto as Exhibit 4.1.

Item 8.01.	Other Events.

On November 20, 2013, the Company issued a press release announcing the closing of the Offering. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of Warrant

99.1	Press Release of the Company dated November 20, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REAL GOODS SOLAR, INC.

	By:	/s/ Anthony DiPaolo
Anthony DiPaolo
Chief Financial Officer

Date: November 21, 2013

Exhibit No.	Description

4.1	Form of Warrant

99.1	Press Release of the Company dated November 20, 2013